United States
Securities and Exchange Commission
Washington, D. C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.__)

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SYNALLOY CORPORATION
(Name of Registrant as Specified In Its Charter)
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SYNALLOY CORPORATION
4510 COX ROAD, SUITE 201
RICHMOND, VA 23060

 Notice of 2021 Annual Meeting of Shareholders
The 2021 Annual Meeting of Shareholders (2021 Annual Meeting) of Synalloy Corporation (Company) will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/SYNL2021 on Wednesday, May 19, 2021, at 9:00 a.m. Eastern Time. To access this website and enter the meeting, you must have your control number available.
In light of ongoing coronavirus developments and pursuant to guidance and protocols issued by public health authorities and federal, state and local governments, the Board of Directors has determined that the 2021 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting.

Matters to be voted on at the 2021 Annual Meeting are as follows:
1.Election of the four director nominees named in this Proxy Statement.
2.Approval, on a non-binding advisory basis, of the compensation of our named executive officers (say-on-pay).
3.Approval of an increase in the number of shares of Company stock reserved for issuance under the Company’s 2015 Stock Plan.
4.Ratification of the appointment of BDO USA, LLP as our independent auditor for the fiscal year ending December 31, 2021.
5.Consideration of other business properly presented at the meeting.

All of the above matters are more fully described in the accompanying Proxy Statement.

We are providing our proxy materials to our shareholders electronically again this year unless they previously requested to receive hard copies. Therefore, most of our shareholders will only receive a Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access the proxy materials electronically and to vote. Electronic delivery allows the Company to provide you with the information you need for the 2021 Annual Meeting while reducing costs. Shareholders can request a paper copy of the proxy materials by following the instructions included on the Notice. Proxy materials will be made available to shareholders electronically on or around April 1, 2021 or mailed on or around the same date to those shareholders who have previously requested printed materials.

Record Date: You can attend the meeting online at www.virtualshareholdermeeting.com/SYNL2021 and vote if you were a shareholder of record at the close of business on March 22, 2021.

Proxy Voting: Each share of Synalloy common stock is entitled to one vote on each matter properly brought before the meeting. Please vote by proxy as soon as possible. Your vote is very important to us, and we want your shares to be represented at the meeting.

Dated April 1, 2021

By order of the Board of Directors

Robert A. Peay, Corporate Secretary

Synalloy Corporation’s Notice of Annual Meeting, 2021 Proxy Statement, 2020 Summary Annual Report and
2020 Annual Report on Form 10-K are available on our website at investors.synalloy.com/proxy.

SYNALLOY CORPORATION
2021 Proxy Statement

SYNALLOY CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 19, 2021
The 2020 Annual Report to Shareholders, including our 2020 Form 10-K, is being made available to shareholders together with these proxy materials on or about April 1, 2021.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING AND VOTING
When and where will the Annual Meeting be held?
The Annual Meeting of Shareholders of Synalloy Corporation (the "Company") will be held as a virtual meeting and webcast live over the Internet. Please go to www.virtualshareholdermeeting.com/SYNL2021 for instructions on how to attend and participate in the Annual Meeting. Any shareholder may attend and listen live to the webcast of the Annual Meeting. Shareholders as of the record date may vote and submit questions while attending the Annual Meeting via the Internet by following the instructions listed on your proxy card. The webcast starts at 9:00 a.m. ET on Wednesday, May 19, 2021. We encourage you to access the meeting prior to the start time.
Who is soliciting my proxy?
Our Board is soliciting your proxy to vote on all matters scheduled to come before the 2021 Annual Meeting of Shareholders, whether or not you attend the virtual meeting. By completing and returning the proxy card or voting instruction card, or by transmitting your voting instructions via the Internet, you are authorizing the proxy holders to vote your shares at our Annual Meeting as you have instructed.
On what matters will I be voting? How does the Board recommend that I cast my vote?
At the Annual Meeting, you will be asked to: (1) elect the four director nominees listed in this Proxy Statement; (2) approve, on a non-binding advisory basis, the compensation of our named executive officers; (3) approve an increase in the number of shares of Company stock reserved for issuance under Company’s 2015 Stock Plan; and (4) ratify the appointment of our independent auditor.
Our Board unanimously recommends that you vote:
FOR all four of the director nominees listed in this Proxy Statement;
FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (say-on-pay);
FOR the approval of an increase in shares of Company stock reserved for issuance under the Company’s 2015 Stock Plan; and
FOR the ratification of the appointment of BDO USA, LLP as our independent auditor for the fiscal year ending December 31, 2021.
How many votes may I cast?
You may cast one vote for every share of our Common Stock that you owned on March 22, 2021, the record date, except you have the right to cumulate your votes for the election of directors. For more information, see "What is cumulative voting?" below.
What is cumulative voting?
You have the right to cumulate your votes either (i) by giving to one candidate as many votes as equal the number of shares owned by you multiplied by the number of directors to be elected, or (ii) by distributing your votes on the same principle among any number of candidates.
How many shares are eligible to be voted?
On March 22, 2021, the record date, the Company had 9,202,045 shares of Common Stock outstanding and eligible to be voted at the Annual Meeting (excluding 1,097,955 shares held in treasury).
How many shares must be present to hold the Annual Meeting?
Under Delaware law and our Bylaws, the presence in person (virtually) or by proxy of a majority of the issued and outstanding shares of our Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. The inspector of election will determine whether a quorum is present. If you are a beneficial owner (as defined below) of shares of our Common Stock and you do not instruct your bank, broker, or other holder of record how to vote your shares (so-called "broker non-votes") on any of the proposals, your shares may still be counted as present at the Annual Meeting for purposes of determining whether a quorum exists since your bank, broker or other holder of record has discretionary authority to vote on Proposal 4. In addition, shares held by shareholders of record who are present at the Annual Meeting in person or by proxy will be counted as present at the Annual Meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting his shares on any of the proposals.
If a quorum is present at the Annual Meeting, Proposal 1 - Election of Directors, directors will be elected by a plurality of the votes cast by shares present in person or by proxy and entitled to vote at the meeting. "Plurality" means that, if there are more nominees than positions to be filled, the individuals who received the largest number of votes cast for directors will be elected, whether or not they receive a majority of votes cast. Votes that are withheld or shares that are not voted in the election of directors will have no effect on the outcome of the election of directors.
Approval for Proposal 2 - Advisory Vote on the Compensation of Our Named Executive Officers, Proposal 3 – Increase in Authorized Shares Under the Company’s 2015 Stock Plan, Proposal 4 - Ratification of the Appointment of Our Independent Auditor, and all other matters which may be considered and acted upon by the holders of Common Stock at the Annual Meeting will be approved if a majority of the shares present and eligible to vote at the meeting are voted in favor of the proposals.
If a quorum is not present or represented at the meeting, the shareholders entitled to vote who are present in person or represented by proxy have the power to adjourn the meeting. If the meeting is to be reconvened within 30 days, no notice of the reconvened meeting will be given other than an announcement at the adjourned meeting. If the meeting is to be adjourned for 30 days or more, notice of the reconvened meeting will be given as provided in the Bylaws. At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
Who pays for soliciting proxies?
We pay all expenses incurred in connection with the solicitation of proxies for the Annual Meeting. In addition to solicitations by mail, our directors, officers, and employees, without additional remuneration, may solicit proxies personally or by telephone, other electronic means or mail and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Banks, brokers or other holders of record will be requested to forward proxy soliciting material to the beneficial owners, and as required by law, we will reimburse them for their related out-of-pocket expenses.
How do I vote?
Shareholders of Record
Shareholders of record can vote in person at the Annual Meeting or by proxy. Shareholders of record may also vote their proxy by mail, by telephone or by Internet following the instructions on the proxy card.
Beneficial Shareholders
If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the nominee that you must follow in order for your shares to be voted. Your broker is not permitted to vote your shares on the election of directors, the non-binding advisory vote on the compensation of our named executive officers, or the increase in authorized shares under the 2015 Stock Plan. Your broker has discretionary authority to vote your shares on ratification of the appointment of BDO USA, LLP. Therefore, if your shares are held in the name of a broker, to be sure your shares are voted, please instruct your broker as to how you wish it to vote. If your shares are not registered in your own name and you wish to vote your shares in person (virtually) at the Annual Meeting, you should contact your broker or agent to obtain a proxy card from your broker and bring it to the Annual Meeting in order to vote. You may vote your shares by Internet, by mail or by telephone as further described below.
Participants in the Synalloy Corporation 401(k)/ESOP Plan
If you are a participant in the Synalloy Corporation 401(k) Employee Stock Ownership Plan (401(k) Plan) and you own shares of our Common Stock through the 401(k) Plan, the proxy card sent to you will also serve as your voting instruction card to the 401(k) Plan trustee, who votes the shares of our Common Stock that you own through the 401(k) Plan on your behalf. If you do not provide voting instructions for these shares to the trustee by 5:00 p.m. ET, May 17, 2021 (the plan cut-off date), as directed by the terms of the 401(k) Plan, the Company, in its capacity as the 401(k) Plan administrator, will instruct the trustee to vote your 401(k) Plan shares "FOR" all the director nominees named in this Proxy Statement and "FOR" all other proposals.

Voting Methods
You can vote your proxy by any of the methods below:
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. ET the day before the meeting date, or by 5:00 p.m. ET on May 17, 2021 for 401(k) Plan participants. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. ET the day before the meeting date or until 5:00 p.m. ET on May 17, 2021 for 401(k) Plan participants. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Only the latest dated proxy received from you, whether submitted by Internet, mail or telephone, will be voted at the Annual Meeting. If you vote by Internet or telephone, please do not mail your proxy card. You may also vote in person (virtually) at the Annual Meeting
What happens if I do not vote for a proposal? What is a broker non-vote?
If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a shareholder of record and you return an executed proxy card but make no specifications on your proxy card, your shares will be voted in accordance with the recommendations of our Board, as provided above. If any other matters properly come before the Annual Meeting, the persons named as proxies by the Board of Directors will vote upon such matters according to their judgment.
If you hold your shares through a bank, broker or other nominee, and you return a broker voting instruction card but do not indicate how you want your broker to vote, your broker has discretionary authority to vote on Proposal 4, but a broker non-vote will occur as to Proposals 1, 2, and 3. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and either (i) does not have discretionary voting power for that particular proposal, or (ii) chooses not to vote the shares. Brokers do not have discretionary voting power to vote on Proposals 1, 2, and 3.
Can I revoke or change my vote after I deliver my proxy?
Yes. You can revoke your proxy at any time before it is voted by providing notice in writing to our Corporate Secretary at 4510 Cox Road, Suite 201, Richmond, VA 23060; by delivering a valid proxy bearing a later date to the Company’s office at 4510 Cox Road, Suite 201, Richmond, VA 23060, prior to the meeting; or by attending the virtual meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. Shareholders who hold their shares in street name with a broker or other nominee may change or revoke their proxy instructions by submitting new voting instructions to the broker or other nominee.
I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
Some banks, brokers and other holders of record are "householding" our proxy statements and annual reports for their customers. This means that only one copy of our proxy materials may have been sent to multiple shareholders in your household. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, please call us at 804-822-3260, or send your request in writing to the following address: Corporate Secretary of Synalloy Corporation, 4510 Cox Road, Suite 201, Richmond, VA 23060. If you are still receiving multiple reports and proxy statements for shareholders who share an address and would prefer to receive a single copy of the annual report and proxy statement in the future, please contact us at the above address or telephone number. If you are a beneficial holder, you should contact your bank, broker or other holder of record.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON May 19, 2021
The Company's 2020 Annual Report to Shareholders, 2020 Annual Report on Form 10-K and 2021 Proxy Statement are available via the Internet at http://investor.synalloy.com.
ANNUAL REPORT ON FORM 10-K
The Company's 2020 Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as filed with the Securities and Exchange Commission ("SEC"), accompanies this Proxy Statement. Copies of exhibits to the 2020 Annual Report on Form 10-K will be provided upon written request to the Corporate Secretary, Synalloy Corporation, 4510 Cox Road, Suite 201, Richmond, VA 23060, at a charge of $0.10 per page. Copies of the 2020 Annual Report on Form 10-K and exhibits may also be downloaded at no cost from the SEC's website at http://www.sec.gov. The 2020 Annual Report on Form 10-K does not form any part of the material for soliciting proxies.
BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT (5%) OF THE COMPANY’S COMMON STOCK
The table below provides certain information regarding persons known by the Company to be the beneficial owners of more than five percent (5%) of the Company’s Common Stock as of December 31, 2020. This information has been obtained from Forms 4, Schedules 13D, and related amendments, filed with the SEC, and has not been independently verified by the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Total
Privet Fund LP 79 West Paces Ferry Road, Suite 200B Atlanta, GA 30305	1,591,718	(1)	17.30%
UPG Enterprises, LLC 1400 16th Street #250 Oak Brook, IL 60523	723,401	(2)	7.86%
Royce & Associates, LP 745 Fifth Avenue New York, NY 10151	467,379	(3)	5.08%
(1) Based on the Form 4 filed with the SEC on December 10, 2020, Privet Fund LP has shared voting power with shared dispositive power with respect to 1,591,718 shares referenced above.
(2) Based on the Schedule 13D/A filed with the SEC on July 2, 2020, UPG Enterprises, LLC has sole voting power with sole dispositive power with respect to 723,401 shares referenced above.
(3) Based on the Schedule 13G/A filed with the SEC on January 6, 2021, Royce & Associates, LP, an investment advisor registered with the SEC under the Investment Act of 1940, has sole voting power with sole dispositive power with respect to 467,379 shares referenced above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the ownership of the Company’s Common Stock as of March 22, 2021 by each current director and nominee for director, each current executive officer of the Company for whom compensation information is disclosed under the heading Executive Compensation, and for the directors, nominees for director and executive officers of the Company as a group.

Name of Beneficial Owner	Common Stock Beneficially Owned		Percent of Total
Henry L. Guy	56,500	(1)	*
J. Greg Gibson	49,122	(2)	*
John P. Schauerman	42,978		*
Susan S. Gayner	34,382		*
Jeffrey Kaczka	26,084	(3)	*
Amy J. Michtich	23,810		*
Sally M. Cunningham	19,623	(4)	*
Benjamin Rosenzweig	12,757		*
Christopher G. Hutter	728,569	(5)	7.92%
All Directors, Nominees and Executive Officers as a group (9 persons)	993,825	(6)	10.80%
*Less than 1%
(1) Includes 548 shares held in custodial accounts for minor children; and 5,400 shares held in a revocable trust.
(2) Includes 7,066 shares allocated under the Company’s 401(k)/ESOP Plan; and 6,092 shares which are subject to currently exercisable options.
(3) Includes 16,974 shares held in an IRA
(4) Includes 5,736 shares held in an IRA; and 4,000 shares which are subject to currently exercisable options
(5) Includes 723,401 shares held by UPG Enterprises, LLC, of which Mr. Hutter has shared voting power and shared dispositive power.
(6) Includes 8,915 shares allocated under the Company’s 401(k)/ESOP Plan; and 15,398 shares which are subject to currently exercisable options. The beneficial owners have a right to acquire such shares within 60 days of March 22, 2021.

PROPOSAL 1 - ELECTION OF DIRECTORS
Current directors Susan S. Gayner, Jeffrey Kaczka and Amy J. Michtich each made the independent decision to not stand for re-election for the 2021-2022 Board term for personal and professional reasons. The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than 15 individuals. Upon recommendation of the Corporate Governance Committee and discussion by the current Board of Directors, the Board of Directors has fixed the number of directors constituting the full Board at four members and recommends that the four nominees listed in the table that follows be elected as directors to serve for a term of one year until the next Annual Meeting or until their successors are elected and qualified to serve. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director if elected.
If cumulative voting is not requested, the proxy agents named in the Board of Directors’ form of proxy that accompanies this Proxy Statement will vote the proxies received by them "FOR" the election of the four persons named as directors. If cumulative voting is requested, the proxy agents named in the Board of Directors’ form of proxy that accompanies this Proxy Statement intend to vote the proxies received by them cumulatively for some or all of the nominees in such manner as may be determined at the time by such proxy agents.
If, at the time of the Annual Meeting of Shareholders, or any adjournment(s) thereof, one or more of the nominees is not available to serve by reason of any unforeseen contingency, the proxy agents intend to vote for such substitute nominee(s) as the Board of Directors recommends, or the Board of Directors will reduce the number of directors.
Vote Required
Directors will be elected by a plurality of the votes cast. Votes that are withheld or shares that are not voted will have no effect on the outcome of the election of directors.
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE FOUR NOMINEES LISTED IN THE FOLLOWING TABLE AS DIRECTORS OF THE COMPANY.

The following table sets forth the names of nominees for director, their ages, the years in which they were first elected directors, if applicable, and a brief description of their principal occupations and business experience during the last five years. There are no family relationships among any of the directors and executive officers.

Name, Age, Principal Occupation, Other Directorships and Other Information	Director Since
Henry L. Guy, age 51
Mr. Guy is the President & CEO of Modern Holdings Incorporated, a diversified holding company located in Summit, NJ. He has served the board of directors of Metro International S.A. (MTRO), Scribona AB (CATB), Pergo AB (PERG), Miltope Corporation (MILT) and Evermore Global Advisors (EVGBX). Mr. Guy joined Modern Holdings in 2002 and has managed investments in over 30 subsidiaries. Mr. Guy graduated from the United States Naval Academy with a Bachelor of Science degree in Economics and earned his M.B.A. with a concentration in Operations and Strategy from Vanderbilt University.
2011
Christopher G. Hutter, age 41
Mr. Hutter became interim President & Chief Executive Officer (CEO) of Synalloy on November 9, 2020. He also currently serves as Co-Founder and Manager of UPG Enterprises, LLC (f/k/a Union Partners, LLC), an operator of a diverse set of industrial companies focused on metals, manufacturing, distribution and logistics, since its founding in August 2014. At UPG Enterprises, Mr. Hutter oversees operations and growth initiatives at the holding company and portfolio company level, and has extensive experience in large scale acquisitions, transaction structuring and business operations and integration across a broad spectrum of industries. Mr. Hutter graduated cum laude from University of Illinois with a Bachelor of Science degree in Finance and earned his M.B.A.in Finance from Lewis University.
2020
Benjamin Rosenzweig, age 35
Mr. Rosenzweig currently serves as a Partner at Privet Fund Management LLC, an investment firm focused on event-driven, value-oriented investments in small capitalization companies. Mr. Rosenzweig currently serves as a director of each of Potbelly Corporation (NASDAQ: PBPB), a restaurant chain (since April 2018), PFSweb, Inc. (NASDAQ: PFSW), a global commerce service provider (since May 2013), and Hardinge Inc. (formerly NASDAQ: HDNG), a global designer, manufacturer and distributor of machine tools (since October 2015). Mr. Rosenzweig graduated magna cum laude from Emory University with a Bachelor of Business Administration degree in Finance and a second major in Economics.
2020
John P. Schauerman, age 64
Mr. Schauerman has been a Director of Primoris Services Corporation (“Primoris”) (NASDAQ: PRIM) since November 15, 2016. He previously served in numerous executive roles at Primoris, including Executive Vice President of Corporate Development, Chief Financial Officer. Mr. Schauerman previously served on the Board of Directors of MYR Group (NASDAQ: MYRG); Harmony Merger Corp. (NASDAQ: HRMNU): Allegro Merger Corp (NASDAQ: ALGR); and Wedbush Securities, Inc. Mr. Schauerman is a member of the Dean’s Executive Board of the UCLA School of Engineering. Mr. Schauerman holds an M.B.A. in Finance from Columbia University, New York, and a B.S. in Electrical Engineering from the University of California, Los Angeles.
2020
The Corporate Governance Committee believes the combined business and professional experience of the Company’s directors, and their various areas of expertise make them a useful resource to management and qualify them for service on the Board. When a Board member decides not to run for re-election, the Corporate Governance Committee seeks replacement directors who it believes will make significant contributions to the Board for a variety of reasons, including among others, business and financial experience and expertise, business and government contacts, relationship skills, knowledge of the Company and diversity.
The Corporate Governance Committee believes the current Board members are highly qualified to serve and each member has unique qualifications and business expertise that benefit the Company.
•Mr. Guy’s primary career focus has been in the area of private investments. His expertise and experience in this area are valuable tools as the Company focuses on growing through acquisitions.
•Mr. Hutter is a demonstrated business builder and organizational leader with operational know how and management capabilities across industrial segments, particularly steel and metals. His diverse experience covers areas that include corporate strategy, operations management, mergers and acquisitions, logistics and warehousing and supply chain optimization.
•Mr. Rosenzweig has corporate governance expertise based on service on numerous public and private company boards of directors, including multiple manufacturing companies. He has a background leading and working on mergers and acquisitions, restructurings and refinancing situations, and strategic board-level reviews.
•Mr. Schauerman has operational, financial, corporate development and strategic planning expertise gained from executive roles and directorships at construction and infrastructure companies. He has corporate governance experience as a result of service on several private and public company boards of directors across business-to-business sectors.

BOARD OF DIRECTORS AND COMMITTEES
The Board of Directors currently has seven members: Susan S. Gayner, Henry L. Guy, Christopher G. Hutter, Jeffrey Kaczka, Amy J. Michtich, Benjamin Rosenzweig, and John P. Schauerman.
Director Independence
The Board of Directors has determined that each of the following directors are independent as such term is defined by the applicable rules of the Nasdaq Stock Market LLC (the "Nasdaq Rules"): Susan S. Gayner, Henry L. Guy, Jeffrey Kaczka, Amy J. Michtich, Benjamin Rosenzweig, and John P. Schauerman. The Board has also determined that each of the current members of the Audit Committee, the Compensation & Long-Term Incentive Committee and the Corporate Governance Committee is independent within the meaning of the Nasdaq Rules, and each person who served on such committees at any time during 2020 was independent under the Nasdaq Rules.
Board and Board Committee Meetings and Attendance at Shareholder Meetings
During fiscal year 2020, the Board of Directors met twenty-eight (28) times. In addition to regularly scheduled meetings, the Board held special meetings to discuss (i) the 2020 proxy contest initiated by Privet Fund Management, LLC and UPG Enterprises, LLC, (ii) the independent investigation referred to in the Company’s Form 12b-25 filing dated August 11, 2020, (iii) Mr. Bram’s retirement as CEO and the appointment of Mr. Hutter as interim CEO, (iv) the appointment of Ms. Cunningham as Senior Vice President and CFO, and (v) other strategic planning matters. All members of the Board attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served. The Company encourages, but does not require, its directors to attend annual meetings of shareholders. All directors attended the 2020 Annual Meeting.
The Board has established an Audit Committee, a Compensation & Long-Term Incentive Committee, and a Corporate Governance Committee, each of which is comprised entirely of directors who meet the applicable independence requirements of the NASDAQ Rules. The committees keep the Board informed of their actions and assist the Board in fulfilling its oversight responsibility to shareholders. The table below provides current membership information as well as the meeting information for the last fiscal year.

Name	Audit Committee	Compensation & Long-Term Incentive Committee	Corporate Governance Committee(1)
Susan S. Gayner	X		X*
Henry L. Guy		X
Christopher G. Hutter			X
Jeffrey Kaczka	X*		X
Amy J. Michtich		X*	X
Benjamin Rosenzweig		X
John P. Schauerman	X
Total	3	3	3
* Committee Chair
(1) Mr. Hutter was appointed as Interim President and CEO on November 9, 2020. At that time, Mr. Hutter's service to the Governance Committee ended and Mr. Kaczka was appointed to the Governance Committee.

Audit Committee
The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 and acts pursuant to a written charter adopted by the Board of Directors, which is available on the Company’s website at www.synalloy.com. Each member of the Audit Committee is independent as defined in the NASDAQ Rules and meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee selects and appoints the independent auditor, pre-approves fees paid to the independent auditor, reviews and discusses with management and the independent auditor prior to filing with the SEC the audited financial statements included in the Company’s Annual Report on Form 10-K and the unaudited financial statements included in the Form 10-Q for each quarter, meets independently with the independent auditor, reviews the Audit Committee’s charter, and has oversight of the Company’s Code of Conduct and Internal Audit.
Susan S. Gayner, Jeffrey Kaczka, and John P. Schauerman served on the Audit Committee during 2020. The Board designated Mr. Kaczka as the Audit Committee Financial Expert, as defined by the SEC rules.

Compensation & Long-Term Incentive Committee
All members of the Compensation & Long-Term Incentive Committee are independent directors as defined in the NASDAQ Rules, and none of them is a present or past employee or officer of the Company or its subsidiaries. This Committee acts pursuant to a written charter which is available on the Company’s website at www.synalloy.com. The Committee reviews and approves salaries, bonuses, incentive compensation and benefits for the Company’s executive officers, and administers and makes recommendations with respect to the Company’s cash incentive and equity plans, including the granting of shares and options thereunder, and reviews the committee’s charter.
The Committee sets the compensation for the CEO and evaluates performance and considers recommendations from the CEO in setting compensation for other senior executive officers. The Director of Human Resources supports the committee in its duties, and the Committee may delegate authority to the Human Resources Department to fulfill administrative duties relating to the Company’s compensation programs. The committee has the authority under its charter to engage and approve fees for compensation consultants and other advisors as it deems appropriate to assist it in the fulfillment of its duties. Since 2016, the Committee has retained Pearl Meyer as its independent compensation consulting firm. The Committee has reviewed and confirmed the independence of Pearl Meyer. Neither Pearl Meyer nor any of its affiliates provide any services to the Company except for services related solely to executive officer and director compensation.
Henry L. Guy, Amy J. Michtich and Ben Rosenzweig served on the Compensation & Long-Term Incentive Committee during 2020.
Corporate Governance Committee
All members of the Corporate Governance Committee are independent as defined in the NASDAQ Rules. This Committee acts pursuant to a written charter which is available on the Company’s website at www.synalloy.com. This Committee is responsible for reviewing and recommending changes in the size and composition of the Board of Directors and evaluating and recommending candidates for election to the Company’s Board. The Committee also reviews and oversees corporate governance issues and makes recommendations to the Board related to the adoption of policies pursuant to rules of the SEC, NASDAQ and other governing authorities, and as required by the Sarbanes-Oxley Act of 2002.
Susan S. Gayner, Christopher G. Hutter, Jeffrey Kaczka and Amy J. Michtich served on the Corporate Governance Committee during 2020. Mr. Hutter’s service on this Committee ended upon his appointment as Interim CEO on November 9, 2020. At that time, Mr. Kaczka was appointed to the Governance Committee.
Related Party Transactions
The Company requires that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with the Company in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Board of Directors. The Company does not, however, have a formal written policy setting out these procedures. There were no such transactions during the fiscal year ended December 31, 2020.
Retirement Policy
The Board of Directors has adopted a retirement policy with respect to the Company's directors. Under the policy, directors who attain the age of 75 prior to an annual meeting of the Company's shareholders are not eligible to be nominated for re-election to the Company's Board of Directors at the annual meeting.

CORPORATE GOVERNANCE
Board Leadership Structure
The Board of Directors' roles and responsibilities are set forth in the Bylaws and Board Charter which provide for a Chairman elected by the Board from among its members. The business and affairs of the Company are managed under the direction of the Board of Directors, and that management control is subject to the authority of the Board of Directors to appoint and remove any of our officers at any time. Our Board does not have a specific policy as to whether the role of Chairman and CEO should be held by separate persons, but rather assesses the appropriate form of leadership structure on a case-by-case basis. The Board believes that this issue plays a part in the succession planning process and recognizes that there are various circumstances that weigh in favor of or against both combination and separation of these offices. Since 2002, the roles of Chairman and CEO have been held by separate persons. The Board believes it is appropriate, and in our Company’s best interests, for the two roles to continue to be separated at this time.

Board’s Role in Risk Oversight
Our Board is actively involved in the oversight of risks that could affect our Company. The Board receives regular reports from members of senior management on areas of material risk to us, including strategic, operational, financial, information technology (including cyber risk), legal and regulatory risks. These reports are reviewed by the full Board, or, where responsibility for a particular area of risk oversight is delegated to a committee of the Board, that committee reviews the report and then reports to the full Board. In addition, the Audit Committee’s charter requires the committee to inquire of management and the independent auditor about significant risks or exposures and assess the steps management has taken to manage such risks, and further requires the committee to discuss with the independent auditor the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs.
Director Qualifications and Nomination Process
The Corporate Governance Committee has adopted Corporate Governance Guidelines that set forth factors in recommending and evaluating candidates, including personal characteristics, core competencies, commitment and independence. It also takes into consideration such factors as it deems appropriate based on the Company’s current needs. These factors may include diversity, age, skills such as understanding of appropriate technologies and general finance, decision-making ability, inter-personal skills, experience with businesses and other organizations of comparable size, and the interrelationship between the candidate’s experience and business background, and other Board members’ experience and business background. Although the Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees, the committee considers racial and gender diversity, as well as diversity in business and educational experience, as part of the total mix of information applied to identify nominees. Additionally, candidates for director must possess the highest personal and professional ethics and be committed to the long-term interests of the shareholders of the Company.
The Corporate Governance Committee does not have any specific process for identifying director candidates. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers. The Board Charter does require that any director nominee, whether a new nominee or a previous director, must be less than 75 years of age on the date of the Annual Meeting of Shareholders and Board of Director nominee vote.
The Corporate Governance Committee will consider as potential nominees persons recommended by shareholders if the following requirements are met. If a shareholder wishes to recommend a director candidate to the Corporate Governance Committee for consideration as a Board of Directors’ nominee, the shareholder must submit in writing to the Corporate Governance Committee the recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, the number of the Company’s shares beneficially owned by the person, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. Additionally, the recommending shareholder must provide his or her name and address and the number of the Company’s shares beneficially owned by such person. This information must be delivered to the Corporate Secretary of the Company at the Company’s corporate headquarters at 4510 Cox Road, Suite 201, Richmond, VA 23060 for transmission to the Corporate Governance Committee, and must be received not less than 90 days nor more than 120 days prior to the Annual Meeting of shareholders. The committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will receive the same consideration from the committee that other candidates receive.
Nominations for election as directors may also be made by shareholders from the floor at the Annual Meeting of shareholders provided such nominations are received by the Company not less than 30 nor more than 60 days prior to the Annual Meeting, contain the information set forth above, and otherwise are made in accordance with the procedures set forth in the Company’s Bylaws.

Shareholder Communications with Directors
Any shareholder who wishes to send communications to the Board of Directors should mail them addressed to the intended recipient by name or position in care of: Corporate Secretary, Synalloy Corporation, 4510 Cox Road, Suite 201, Richmond, VA 23060. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An "appropriate shareholder communication" is a communication from a person claiming to be a shareholder in the communication the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.
In the case of communications addressed to the Board of Directors, the Corporate Secretary will send appropriate shareholder communications to the Chairman of the Board. In the case of communications addressed to the independent directors, the Corporate Secretary will send appropriate shareholder communications to the Chairman of the Audit Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chairman of such committee.
Compensation of Non-Employee Directors
For the 2020-2021 term year, non-employee directors were paid a total annual retainer of $102,000 in the form of cash and restricted stock. Directors must elect a minimum of $30,000 of the retainer fee to be paid in restricted stock and may elect up to 100% of the retainer to be paid in restricted stock. The number of restricted shares issued was determined by the average of the high and low Common Stock price on the day prior to the 2020 Annual Meeting of Shareholders or, if later, the date prior to the director’s appointment to the Board. Non-employee directors elected by the shareholders for the 2020-2021 term year received an aggregate of 50,652 shares of restricted stock in lieu of such cash retainer amount as follows: Susan S. Gayner – 3,752; Henry L. Guy – 6,253; Christopher G. Hutter – 5,168; Jeffery Kaczka – 5,003; Amy J. Michtich – 3,752; Benjamin Rosenzweig – 12,757; and John P. Schauerman – 6,378. Mr. Hutter’s Board compensation was for his Board service for the period prior to November 9, 2020, when he was appointed Interim CEO.
The annual retainer is inclusive of all director fees; directors did not receive meeting fees or chair fees in addition to the retainer. Directors were reimbursed for travel and other expenses related to attendance at meetings. There will be no changes to non-employee director annual retainers for the 2021-2022 term year.
The shares granted to the non-employee directors are not registered under the Securities Act of 1933 and are subject to forfeiture in whole or in part upon the occurrence of certain events.

The following table sets forth information about compensation paid by the Company to non-employee directors during calendar year 2020 and includes a compensation from both the 2019-2020 and 2020-2021 term years, including compensation paid to three former directors, Anthony A. Callender, James W. Terry, Jr. and Murray H. Wright. Non-employee directors were paid $102,000 in both the 2018-2019 and 2019-2020 Board terms.

Name	Fees Paid in Cash (1)	Stock Awards (2)	Total	Non Retainer Compensation(3)
(a)	(b)	(c)	(d)
Anthony A. Callander	$36,000	$11,178	$47,178	$30,000
Susan S. Gayner	$36,000	$66,000	$102,000
Henry L. Guy	$62,000	$40,000	$102,000
Christopher G. Hutter(4)		$41,318	$41,318
Jeffrey Kaczka	$62,000	$40,000	$102,000
Amy J. Michtich	$72,000	$30,000	$102,000
Benjamin Rosenzweig		$51,000	$51,000
John P. Schauerman	$25,500	$25,500	$51,000
James W. Terry, Jr.	$35,000	$11,923	$46,923	$30,000
Murray H. Wright	$36,000	$11,178	$47,178	$30,000
(1) Represents fees paid in cash during 2020.
(2) Represents the grant date fair value, computed in accordance with FASB ASC Topic 718 as disclosed in the Stock Awards footnote to the Summary Compensation Table, of restricted shares granted to the directors on July 6, 2020 for 2020 service. For 2020, the directors received restricted shares in lieu of cash retainer as follows: Susan S. Gayner 3,752; Henry L. Guy - 6,253; Christopher G. Hutter - 5,168; Jeffrey Kaczka - 5,003; Amy J. Michtich - 3,752; Benjamin Rosenzweig - 12,757; and John P. Schauerman - 6,378. No director has been granted any stock options by the Company.

(3) Upon retirement from the Board of Directors, Mr. Callander, Mr. Terry and Mr. Wright were each awarded $30,000 in non-retainer compensation related to their efforts during the 2020 Proxy Contest.
(4) Mr. Hutter received Director Compensation from July 6, 2020 through November 9, 2020. On November 10, 2020 Mr Hutter assumed the role of Company Interim President & CEO and no longer received non-employee director compensation.

SECURITIES OWNERSHIP
The Board of Directors has established stock ownership levels for the senior management team and the Board of Directors. Directors and executive officers have five years to achieve the targeted ownership levels. Stock ownership levels for NEOs and directors are based on dollars invested or cost basis, not market value. All named executive officers (NEOs) are currently in compliance.
Stock ownership requirements are as follows:
•Board of Directors - three times retainer
•CEO - four times base salary
•CFO and Segment Presidents - $250,000
Code of Conduct
Our Board has formally adopted a Code of Conduct that applies to all of our employees, officers and directors. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Conduct for the Company’s CEO, Chief Financial Officer (CFO), Controller, or persons performing similar functions, by posting such information on the Company’s website.
There were no amendments to, or waivers of, any provision of the Code of Conduct for the Company’s CEO, CFO, Controller, or any persons performing similar functions during fiscal year 2020. A copy of our Code of Conduct is available on our website at www.synalloy.com.
Anti-Hedging Policy
Our Board adopted an anti-hedging and anti-pledging policy within its Insider Trading Policy whereby Synalloy's directors and officers are prohibited from engaging in any speculative or hedging transactions in Company securities. Hedging transactions such as puts, calls, collars, swaps, forward sale contracts, and similar arrangements or instruments designed to hedge or offset decreases in the market value of Company securities are prohibited without the written permission of the Board of Directors. Additionally, directors and officers are prohibited from pledging Synalloy securities as collateral for a loan.

EXECUTIVE OFFICERS
The following table provides information about our current executive officers other than Christopher G. Hutter, the Company's Interim President and CEO. Information about Mr. Hutter is set forth above under Election of Directors. Our former CEO, Craig C. Bram, retired on November 9, 2020. Dennis M. Loughran, former Senior Vice President and Chief Financial Officer, terminated employment on June 30, 2020.

Name, Age, Principal Position and Five-Year Business Experience
Sally M. Cunningham, age 46
Ms. Cunningham joined the Company in October 2015 as Vice President of Corporate Administration. In July 2020, she was named Senior Vice President and Chief Financial Officer. Prior to Synalloy, Ms. Cunningham was Vice President, Finance and Operations at ICF International (NYSE: ICFI). Ms. Cunningham has a broad background in business operations, administration, mergers and acquisitions across a number of industries. She received her B.B.A. in Accounting from the College of William and Mary and her M.B.A from the University of Richmond. Ms. Cunningham is a Certified Public Accountant in the Commonwealth of Virginia.

J. Greg Gibson, age 47
In April 2015, Mr. Gibson was named President of Synalloy Chemicals, with business unit responsibility for both Manufacturers Chemicals, LLC and CRI Tolling, LLC. He served as Executive Vice President, Sales and Administration for Manufacturers Chemicals, a wholly-owned subsidiary of the Company from July 2011 to April 2015. Mr. Gibson joined the Company in 2005 as a sales representative providing expertise in building client relationships, growing product market share, sales profitability and developing and executing sales strategies. Prior to joining the Company, he began his sales career in the pharmaceutical industry. Mr. Gibson graduated with a Bachelor of Science degree from the University of Tennessee and received his M.B.A. from the University of North Alabama.

EXECUTIVE COMPENSATION
Compensation and Long-Term Incentive Committee Report
The Compensation and Long-Term Incentive Committee (Compensation Committee) is responsible for the oversight of the Company’s compensation programs and compensation of Synalloy’s executives. In preparation for filing this Proxy Statement, the Compensation Committee reviewed and discussed the following Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, we recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into Synalloy’s Annual Report on Form 10-K for the year ended December 31, 2020. This report was prepared by the following independent directors who compose the Compensation Committee:

Henry L. Guy
Amy J. Michtich, Chair
Benjamin Rosenzweig
Compensation Discussion and Analysis
Executive Summary
Our executive compensation program supports our business goals by rewarding performance that serves our customers and creates shareholder value. This CD&A describes our compensation program for our interim Chief Executive Officer and Chief Financial Officer (CFO) and our other most highly compensated executive officer serving at the end of the year. It also describes provides compensation information related to our former Chief Executive Officer, Mr. Bram, who retired in November 2020, and our former Chief Financial Officer, Mr. Loughran, who voluntarily terminated employment in June 2020. Collectively, these officers are referred to as the named executive officers (NEOs).
The Company’s NEOs for 2020 were:
•Craig C. Bram, President & Chief Executive Officer, retired November 9, 2020
•Christopher G. Hutter, Interim President & Chief Executive Officer, commencing November 9, 2020
•Dennis M. Loughran, Senior Vice President & Chief Financial Officer, until June 30, 2020
•Sally M. Cunningham, Senior Vice President & Chief Financial Officer, commencing July 1, 2020
•J. Greg Gibson, President, Synalloy Chemicals

Say on Pay
Synalloy seeks to engage with our shareholders and obtain their perspectives. The Compensation Committee takes into account the outcome of the advisory vote on our executive compensation program (also known as Say on Pay) when setting compensation for our NEOs and other officers. Historically, our shareholders have approved our executive compensation program on an advisory basis by a vote in the range of 90%. At the 2020, Annual Meeting, the program was approved by a 58% vote. The Compensation Committee considered this decline in shareholder endorsement of our executive compensation program when making future compensation decisions including the compensation arrangement with Mr. Hutter, who was named Interim President & CEO on November 9, 2020. Shareholders will continue to have an opportunity annually to cast an advisory vote to approve our executive compensation program.
Overview of Our Business and Results
During a challenging year, our dedicated employees persevered through this unique time and continued to deliver high-quality products and services to our customers. Net sales were impacted during the year as our customers were affected by macro-economic conditions resulting from COVID-19, including the curtailment of our Palmer of Texas operation effective April 1, 2020.
Net sales were $256.0 million compared to $305.2 million in 2019. Excluding the curtailed Palmer operations from both periods, net sales for 2020 were $250.5 million compared to $276.5 million in 2019. Gross profit was $22.7 million or 8.8% of net sales, compared to $30.8 million or 10.1% of net sales in 2019. Net loss was $27.3 million or $3.00 diluted loss per share, compared to a net loss of $3.0 million or $0.34 diluted loss per share in 2019. The decline in net loss was driven by a non-cash goodwill impairment in the Company’s Metals segment of $16.2 million, $6.2 million of asset impairment charges related to Synalloy’s Palmer operations, along with $3.1 million in costs related to the Company's proxy contest and election of directors at the 2020 Annual Meeting of Shareholders.
Adjusted EBITDA was $9.2 million compared to $13.5 million in 2019. Adjusted EBITDA as a percentage of net sales was 3.6% compared to 4.4% in the prior year.
The Company's business has two divisions: the Metals Segment and the Chemicals Segment.
Synalloy Metals
The Metals Segment operates as three reporting units including Welded Pipe & Tube Operations, a unit that includes Bristol Metals, LLC ("BRISMET") and American Stainless Tubing, LLC ("ASTI"), Palmer of Texas Tanks, Inc. ("Palmer"), and Specialty Pipe & Tube, Inc. ("Specialty"). Welded Pipe & Tube Operations manufactures stainless steel, galvanized, ornamental stainless steel pipe and tube, and other alloy pipe and tube. Palmer manufactures liquid storage solutions and separation equipment. Specialty is a master distributor of seamless carbon pipe and tube. The Metals Segment serves markets through the master distribution of pipe and tube and customers in the appliance, architectural, automotive and commercial transportation, brewery, chemical, petrochemical, pulp and paper, mining, power generation (including nuclear), water and waste-water treatment, liquid natural gas ("LNG"), food processing, pharmaceutical, oil and gas and other heavy industries.
In 2020, the Metals Segment reported net sales of $204.5 million, a decrease of $46.5 million from 2019, and Adjusted EBITDA of $8.0 million, down from $15.3 million in 2019. The Adjusted EBITDA was negatively impacted by the curtailment of our Palmer of Texas operation effective April 1, 2020, and market-wide demand compression from the macro-economic conditions resulting from COVID-19.
Synalloy Chemicals
The Specialty Chemicals Segment operates as one reporting unit which includes Manufacturers Chemicals, LLC ("MC") and CRI Tolling, LLC ("CRI Tolling"). The Specialty Chemicals Segment produces specialty chemicals for the chemical, pulp and paper, coatings, adhesives, sealants and elastomers (CASE), textile, automotive, household, industrial and institutional, water and waste-water treatment, construction, oil and gas and other industries.
Net sales in 2020 were $51.5 million compared to $54.1 million in 2019. Net income in 2020 increased 44% to $4.0 million compared to $2.8 million in the prior year. Adjusted EBITDA in 2020 increased 29% to $5.8 million compared to $4.5 million in the prior year. As a percentage of segment net sales, Adjusted EBITDA improved 300 basis points to 11.3% compared to 8.3% in 2019. The improvement in profitability was driven by operational efficiencies, cost containment measures and elevated margins related to hand sanitizer production during the second quarter.

Our Compensation Philosophy, and Objectives
We believe the performance and contributions of our NEOs are critical to our overall success. We apply pay-for-performance principles to provide a strong link between executive pay, Company performance, and shareholder value. The major objectives of our executive compensation program are to:

Compensation Objective	How Objective is Achieved
Pay for performance
The majority of the annual short-term cash and long-term equity components of the compensation program have Performance Metric target ranges for each business segment and the Company as a whole. Executives are rewarded with higher incentive pay when above target ranges are met, while lower incentives are paid when target ranges are not achieved.

Attract, develop, and retain an experienced management team, develop, retain and motivate an experienced and highly qualified executive team
The overall compensation program is designed to be competitive with positions at peer group companies to attract highly qualified candidates. Restricted stock awards have multi-year time vesting elements with forfeiture of unvested grants if an executive leaves the Company prior to vesting for any reason other than retirement, disability or death.

Align the interests of executive officers with those of our shareholders	We place a substantial portion at risk through performance goals that, if achieved, are expected to enhance shareholder value.
The Company and the Committee believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term goals and functional operational initiatives of the Company as well as align the interest of executives with the interest of shareholders, ultimately improving shareholder value. Our pay for performance emphasis attracts executives who are willing to risk a larger share of their compensation on their own performance and the performance of the Company for the benefit of the longer-term shareholder value.
Our Process
The Compensation Committee is responsible for reviewing and approving NEO compensation and our overall executive compensation program. To assist the Committee in this process, the Committee has retained Pearl Meyer, a nationally recognized executive compensation consultant, to advise the Committee on executive compensation and director compensation matters. The Committee’s consultant attends meetings as requested by the Committee, either in person or virtually, to discuss NEO compensation, the appropriate relationship between pay and performance, and emerging trends.
In setting base salary, total cash compensation (base salary plus short-term cash incentives) and total direct compensation (total cash compensation plus long-term incentive compensation), the Committee evaluates each NEO’s compensation against Compensation Peer Group data provided by Pearl Meyer and to assess the competitiveness of the compensation of our NEOs.
The Compensation Peer Group information is also used by the Committee to benchmark the compensation for our CEO and CFO. The Committee sets base salary for our CEO near the median base salary for the peer group. The Committee sets the base salaries of the other NEOs to be market competitive as compared to the salaries of executives at similarly situated companies. However, the Committee believes that targeted total cash compensation, including short-term incentive pay, should provide the CEO and all other NEOs with the potential to earn in excess of the median total cash compensation of the peer group. The Committee believes this methodology is appropriate because it directly aligns the CEO and other NEOs' pay with the Company's performance by putting more emphasis on at-risk components of cash compensation.
Compensation Peer Group
In the fall of each year with input and advice from its independent consultant, the Committee reviews and approves the Compensation Peer Group. In selecting the Compensation Peer Group, we identify companies in manufacturing business, primarily in either the Basic Materials - Metals/Mining or Materials-Specialty Chemicals industries, that compete for customers, executive talent and investment capital. The Compensation Peer Group is focused on micro-cap companies with similar revenues and market capitalization to the Company’s performance. The Committee also screens this group by comparing the Company’s one-year and three-year average annual EBIDTA to that of proposed peer group companies. No changes were made to the Compensation Peer Group for 2020.

Synalloy’s Compensation Peer Group for 2020 was comprised of the following companies:

American Vanguard Corporation	Insteel Industries, Inc.
Ampco-Pittsburgh Corporation	Landec Corporation
CSW Industrials, Inc.	Lawson Products, Inc.
Core Molding Technologies, Inc.	L.B. Foster Company
The Eastern Company	Northwest Pipe Company
Hawkins, Inc.	Perma-Pipe International Holdings, Inc.
Haynes International, Inc.	UFP Technologies, Inc.
Houston Wire & Cable Co.	Universal Stainless & Alloy Products, Inc.
Hurco Companies, Inc.
Risk Considerations
The Committee has assessed the risks arising from the Company’s compensation policies and practices for all employees to determine whether such policies or practices are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Committee has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Our Compensation Elements
Our compensation program is simple and straightforward and consists of four main components: base salary, an annual short-term cash incentive plan, a long-term, stock-based incentive plan, and benefits.
Base Salary
Competitive base pay is necessary to attract, motivate, and retain talent. We seek to provide our executives with a reasonable level of fixed income relative to the responsibility of the positions they hold. Base salaries are reviewed annually by the Compensation Committee and the CEO, and adjustments are considered at that time. Base salaries are adjusted from time to time to reflect changes in responsibility level, comparison of data obtained from our compensation consultant and other external market comparative data. Base salaries are targeted at the median of Peer Group compensation, subject to individual and Company-wide considerations described above in our objectives. In addition, the Company considers the attributes of each individual executive, including but not limited to his/her longevity with the Company, his/her educational background and experience, the particular responsibilities of his/her position, the compensation of others with similar background, credentials and responsibilities, and his/her past level of performance.
In June 2019, the Compensation Committee approved the following base salaries for the NEOs to be effective January 1, 2020: Mr. Bram: $495,000; Mr. Gibson: $280,000; and Mr. Loughran: $332,750. During 2020, the following base salary decisions were approved by the Committee:
•On March 25, 2020, the Committee approved Mr. Bram's salary increase to $625,000 retro-active back to January 1, 2020.
•On May 5, 2020, certain executives accepted a voluntary, temporary decrease in salary associated with the COVID-19 pandemic. Mr. Bram's temporary salary decrease was 25%. Mr. Loughran, Mr. Gibson and Ms. Cunningham's temporary salary decrease was 15% each. The executives resumed full base salary effective October 3, 2020, with the exception of Mr. Loughran who resigned on June 30, 2020.
•Ms. Cunningham was promoted to the position of Senior Vice President and Chief Financial Officer June 30, 2020 following the departure of Mr. Loughran. The Committee approved a base salary of $320,000 for Ms. Cunningham in connection with her promotion, recognizing the significant increase in her responsibilities. Upon promotion, Ms. Cunningham's base salary was temporarily decreased 15% to $272,000 due to the COVID-19 pandemic through October 3, 2020.
•Upon Mr. Hutter's appointment to the serve as Interim President and CEO following Mr. Bram’s retirement, the Committee established his compensation to be paid primarily in stock awards based on achievement of long-term performance goals. Additionally, the Committee approved a base salary of $35,558 for Mr. Hutter.

Short-Term Incentive Plan
The short-term incentive plan is a cash-based program focused on near-term performance goals. The cash incentive is calculated as a percentage of an executive's base salary depending on the executive’s position with the Company, and achievement of specified strategic goals for the fiscal year.

For 2020, 70% of the short-term cash incentive was tied to achievement of the Targeted Adjusted EBITDA (excluding inventory gains and losses, metal price change gains and losses, inventory cost adjustments, and aged inventory). This performance metric was originally established with Pearl Meyer’s assistance in 2016 and has been consistently used since then. A Threshold Adjusted EBITDA was set at 75% of the target, and a Maximum Adjusted EBIDTA was set at 125% of the target.
The remaining 30% of the 2020 short-term cash incentive was tied to achievement of operational and strategic goals specific to each NEO’s area of responsibility, in each case designed to drive financial and operational performance. Goal achievement was tied to successful delivery of measures that drive stronger efficiencies across the Company for Messrs. Bram and Loughran and Ms. Cunningham, and across the Chemical segment for Mr. Gibson. Mr. Hutter did not participate in the 2020 short-term cash incentive plan.
The table below provides the total short-term cash incentive, as a percentage of base salary, for each NEO at the threshold, target and maximum levels.

Total Short-Term Cash Incentive (as a percentage of base salary)
	Threshold	Target	Maximum
President & CEO	50.0%	85.0%	120.0%
SVP & CFO	45.0%	65.0%	85.0%
President, Synalloy Chemicals	40.0%	57.0%	75.0%
For 2020, the Performance Metric achieved was below the Threshold level for the Company and was between the Threshold and Target performance level for the Chemicals segment. The table below details the 2020 Targeted Adjusted EBIDTA threshold, target, maximum, and the final results. Messrs. Bram and Loughran did not receive a payout under the 2020 short-term incentive plan because they were not employed for the entire calendar year.

	2020 Performance Metric Component
(dollars in millions)	Threshold	Target	Maximum	2020 Actual
SVP & CFO	$21.49	$28.66	$35.82	$15.18
President, Synalloy Chemicals (1)	$5.52	$7.37	$9.21	$6.80
(1) 2020 Performance Metric component is for the Chemicals Segment.
The following table sets forth the 2020 strategic goal component for Ms. Cunningham and Mr. Gibson and details the 2020 strategic goals threshold, target, maximum and final results.

2020 Strategic Goals Component
	Threshold	Target	Maximum	2020 Actual
SVP & CFO (1)	3 out of 5	4 out of 5	5 out of 5	4.5 out of 5
President, Synalloy Chemicals (2)	3 out of 5	4 out of 5	5 out of 5	2 out of 5
(1) The 2020 strategic goals for the SVP & CFO related to financial and net debt targets, achievement of cost reduction targets, and process and personnel initiatives.
(2) The 2020 strategic goals for the President, Synalloy Chemicals related to revenue and cost reduction targets, new sales products and customer targets, and operational efficiency targets.
Ms. Cunningham exceeded Target level of performance for the strategic goal component of the short-term cash incentive plan. Mr. Gibson was below Threshold level of performance for the strategic goal component of the short-term cash incentive plan. Total short-term cash incentives earned by Ms. Cunningham and Mr. Gibson for fiscal year 2020 were as follows:

		2020 Performance Metric Component		2020 Strategic Goals Component		Total 2020 Short-Term Cash Incentive Payments
Name	Position	$	% of Base Salary	$	% of Base Salary	$	% of Base Salary
Sally M. Cunningham	SVP & CFO	$0	—%	$78,000	24.4%	$78,000	24.4%
J. Greg Gibson	President, Synalloy Chemicals	$100,203	35.8%	$0	—%	$100,203	35.8%
2020 Long-Term Equity Incentive Plan
Our goal in awarding long-term equity incentive compensation is to emphasize to our executives the importance of increasing shareholder value by tying a portion of executive compensation to both financial performance and growth in the Company’s stock price. To help align the interests of our executives with the interest of our shareholders, one hundred percent (100%) of long-term incentive compensation for NEOs is in the form of restricted stock that vests over a three-year period. Vesting will accelerate upon an executive’s termination of employment at retirement or in the event of death or disability. The restricted stock is issued pursuant to the terms of the Company’s 2015 Stock Awards Plan.
Stock-based compensation is established at a percentage of each executive’s base salary at the time of grant. In order to attract and retain executive talent, 50% of the long-term incentive time-vests over a three-year period. The other 50% of long-term incentive is earned based on achievement of a three-year cumulative Adjusted EBITDA Performance Metric target and will be earned, if at all, for performance during the three-year period ending December 31, 2022.
Total long-term equity incentives awarded for fiscal year 2020 were as follows:

Name	Position	2020 Time-Vesting Stock Award (1)	2020 Performance-Vesting Stock Award (2)	Total 2020 Long-Term Equity Awards
Craig C. Bram	President & CEO	$210,375	$210,375	$420,750
Dennis M. Loughran	SVP & CFO	$108,144	$108,144	$216,288
Sally M. Cunningham	VP, Corporate Administration	$71,250	$71,250	$142,500
J. Greg Gibson	President, Synalloy Chemicals	$79,800	$79,800	$159,600
(1) Time-vesting restricted stock award vests at 33% per year over a three-year period.
(2) Performance-vesting restricted stock award is based on achievement of a three-year cumulative Performance Metric target and will be earned, if at all, for performance during the three-year period ending December 31, 2022.

Pursuant to the terms of the 2015 Stock Awards Plan, Mr. Bram became fully vested in the time-based vesting component of his 2020 long-term incentive award. The performance-based component of his award was vested at the target performance level. On March 25, 2020, the Committee approved a salary increase for Mr. Bram retro-active to January 1, 2020 and true-up of his 2020 long-term equity incentive accordingly. In lieu of stock, Mr. Bram received cash payments of $102,125 for the time-based component and $102,125 for the performance-based component of his 2020 long-term incentive award. Mr. Loughran’s 2020 Long-Term Equity Incentive Award was forfeited in connection with his termination of employment in June 2020.
Vesting of the 2018 Performance Long-Term Equity Incentive Award
The performance-based component of the 2018 long-term equity incentive plan was awarded for the three-year period ending December 31, 2020. The following table shows the threshold, target and maximum three-year cumulative Performance Metric when the award was made in 2018 as well as the actual performance for the three-year period ending December 31, 2020.

	2018 Performance-Vesting Stock Award (cumulative three-year Performance Metric ending December 31, 2020)
(in millions)	Threshold	Target	Maximum	Actual
SVP & CFO	$52.94	$77.86	$102.78	$70.22
President, Synalloy Chemicals (1)	$16.79	$24.69	$32.59	$18.15
(1) Three-year cumulative Performance Metric is for the Chemicals Segment.
For the 2018 performance-based stock award, the three-year cumulative Performance Metric achieved was between the Target and the Threshold level for both the Company and the Chemicals Segment. The following table shows the amounts earned by the NEOs for the 2018 performance-vesting stock award.

Name	Position	2018 Performance-Vesting Award Earned (1)
Sally M. Cunningham	SVP & CFO	$16,045
J. Greg Gibson	President, Synalloy Chemicals	$24,266
(1) The amounts in this column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of equity awards made pursuant to this award. For the 2018 Performance-Vesting Award, the NEOs received the following number of restricted shares: Ms. Cunningham 1,950; Mr. Gibson 2,949.

Employee Benefit Plans
Retirement Plan
All eligible non-union employees participate in a tax-qualified 401(k) plan. Before July 1, 2020, the Company made a safe harbor matching contribution of up to 4% of an employee’s compensation. The matching contribution was suspended effective July 1, 2020 due to the economic uncertainties caused by the COVID-19 pandemic. The Company matching contribution for the NEOs is included in the All Other Compensation column of the Summary Compensation Table.
Employees are permitted to contribute up to 100% of earnings not to exceed a dollar amount set by the Internal Revenue Service through payroll deduction on a pre-tax basis or after-tax basis through a Roth 401(k). Employees are permitted to change the election daily and can revoke the election at any time. Employee contributions are 100% vested at all times. An employee can invest his contribution in any of the investment funds offered. Prior to 2015, the 401(k) plan was designed as an Employee Stock Ownership Plan (the “ESOP”) and contributions could be invested in the Company's Common Stock; the ESOP provisions of the 401(k) Plan were frozen effective January 1, 2016 and Company stock is no longer an available investment option.
Compensation paid upon to an NEO upon the exercise of stock options cannot be contributed to the 401(k) plan. NEO contributions to the 401(k) Plan are limited by the Internal Revenue Code.
The Company does not maintain any non-qualified retirement or other deferred compensation plans.
Other Benefit Programs
Synalloy’s officers participate in the benefit programs available to other Company employees. The core benefit programs include medical, dental, and vision benefit plans, a health savings account, health and dependent-care flexible spending accounts, group-term life insurance coverage, long-term disability benefits, and a paid time off program.
Other than an auto allowance, the Company does not provide perquisites for our officers.
Equity Compensation Plans
The 2015 Stock Awards Plan (the 2015 Stock Plan or Plan) was approved by shareholders at the 2015 Annual Meeting of Shareholders and was amended and restated by the Board of Directors in 2018 and approved by shareholders at the 2018 Annual Meeting of Shareholders. The Plan provides for awards of restricted stock with time-based vesting or vesting based on the achievement of performance objectives. A detailed description of the 2015 Stock Awards Plan is included in the discussion regarding Proposal 3, which seeks shareholder approval of an increase in the number of shares of Company stock reserved for issuance under the Plan. Currently, up to 500,000 shares are authorized for issuance of restricted stock awards. As of March 22, 2021, awards for 476,814 shares have been granted under the 2015 Stock Plan. Additional awards for approximately 105,000 shares have been granted subject to and contingent upon shareholder approval of Proposal 3. The 2015 Stock Plan will terminate by its terms on February 15, 2025.
The Company approved the 2011 Long-Term Incentive Stock Option Plan (the 2011 Option Plan) at the 2011 Annual Meeting of Shareholders. On March 22, 2021, there were a total of 179,531 shares underlying outstanding and 86,531 exercisable options under the 2011 Option Plan. The 2011 Option Plan terminated on January 24, 2021. Outstanding and exercisable options may be exercised until the date that is 10 years from the original grant date.
Employment Agreements
Following approval by the Committee, the Company entered into employment agreements with the named executive officers. The following information summarizes the terms of these employment agreements.
Mr. Bram: The Company entered into an employment agreement with Mr. Bram on March 1, 2019 for a two-year term. In accordance with the terms of his confidential separation and release agreement dated October 25, 2020, upon Mr. Bram’s retirement he received a lump sum payment of $703,115, which represented his accrued base salary for 2020 and a pro-rata portion of the 2020 short-term incentive award. In addition, in exchange for confidentiality and other restrictive covenants and a release of claims, Mr. Bram received a lump sum payment of $312,500 and a payment equal to 24 months of premiums for group health coverage.
Ms. Cunningham and Mr. Gibson: The terms of the Company’s employment agreements with Ms. Cunningham and Mr. Gibson are the same, with the exception of base salary amount. Each agreement was originally entered into on March 1, 2019. Ms. Cunningham’s agreement was amended and restated on February 5, 2021 in connection with her promotion to Senior Vice President and CFO to reflect her new title and base salary. Each agreement has a one-year term that is automatically extended for an additional year on each one-year anniversary of the effective date unless the Company or the executive provides written notice that it or the executive does not wish to extend the agreement within 90 days of the end of the term. The employment agreements provide that the executive will be entitled to severance payments in the case of death or disability, termination without cause or following a change in control in the form of (1) salary continuation, (2) average cash bonus, (3) health insurance and (4) restricted stock and options vesting. The base salary may be paid in installments or in a lump sum, at the election of the Company. In order to receive the severance, the executive will be required to execute a release satisfactory to the Company. Each employment agreement contains a covenant not to engage, directly or indirectly, in competition with the Company with respect to the businesses in which it is engaged on the date the executive’s employment is terminated for a period of one year after termination. In addition, each agreement stipulates that the executive may not be employed for a period of one year after his or her termination of employment with any business that was identified as a potential acquisition target during the executive’s tenure with the Company.
Mr. Hutter: The Company entered into an employment agreement with Mr. Hutter on October 26, 2020 with an employment term commencing on November 9, 2020. At his request, Mr. Hutter elected to be compensated primarily in the form of long-term incentive compensation. Pursuant to his agreement, Mr. Hutter received a time-vesting award of fifty thousand (50,000) restricted stock units, with two-thirds of the award vesting on October 26, 2021 and the remaining one-third vesting on April 26, 2022. These restricted stock units were granted in stock. Additionally, he received an award of ninety thousand (90,000) performance stock units or “PSUs” that will vest provided the 30-day volume weighted average price (VWAP) of a share of Company stock equals a specified target level. Fifty thousand (50,000) PSUs will vest if the 30-day VWAP per share equals eight dollars ($8.00) or more on or before October 26, 2023 (Tranche I), and the remaining forty thousand (40,000) will vest if the VWAP per share equals eleven dollars ($11.00) or more on or before October 26, 2023 (Tranche II). The 50,000 Tranche I PSUs vested on January 29, 2021 and will be settled in stock following the 2021 Annual Meeting of Shareholders provided shareholders approve Proposal 3 to increase the number of shares of Company stock reserved for issuance under the 2015 Stock Awards Plan. If shareholders do not approve an increase in the number or shares available for issuance under the 2015 Stock Awards Plan, Mr. Hutter will be paid cash in lieu of the Tranche I PSUs award. The Tranche II PSUs will be forfeited if the target levels are not reached. Both awards will become fully vested in the event there is a change in control of the Company. Mr. Hutter’s employment agreement provides for a base salary of $35,568. He is eligible for bonus compensation at the discretion of the Board of Directors.
Mr. Loughran: The Company entered into an employment agreement with Mr. Loughran on March 1, 2019, which terminated upon Mr. Loughran’s resignation on June 30, 2020. Upon his resignation, Mr. Loughran was entitled to earned but unpaid base salary for 2020. He forfeited any right to incentive compensation under the 2020 short-term cash incentive and long-term incentive plans, and any unvested awards of restricted stock or stock options.
For purposes of the employment agreements, a “change in control” means an event that occurs when (i) any person (as defined in Section 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the

Company’s then outstanding securities, or (ii) there is a consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”).
The following table shows the potential payments to Ms. Cunningham and Messrs. Hutter and Gibson upon termination for the reasons described below, or to their beneficiaries in the event of death. The amounts shown assume that the employment of each executive was terminated effective December 31, 2020.

		Death or Disability (1)	Retirement (2)	Termination Without Cause (3)	Change in Control (4)
Sally M. Cunningham, SVP & CFO	Base Salary	$80,000	—	$240,000	$320,000
	Cash Bonus	$78,000	—	$83,725	$167,450
	Stock Options	$4,701	—	$4,701	$4,701
	Restricted Stock (5)	$144,043	—	$144,043	$144,043
	Healthcare	—	—	$21,138	$42,276
J. Greg Gibson, President, Synalloy Chemicals	Base Salary	$70,000	—	$210,000	$280,000
	Cash Bonus	$100,203	—	$112,148	$224,295
	Stock Options	—	—	—	—
	Restricted Stock (5)	$169,556	—	$169,556	$169,556
	Healthcare	—	—	$21,138	$42,276
Christopher G. Hutter	Restricted Stock (5)	—	—	—	$390,000
(1) Upon death or disability, Ms. Cunningham and Mr. Gibson will receive base salary in the amount of three months or until the anniversary date of the agreement, whichever is greater, the cash incentive for that fiscal year prorated to the date of the executive's death or disability, and immediate vesting of all restricted stock and options.

(2) Upon eligible retirement, all restricted stock and options immediately vest. Neither executive was eligible for retirement as of December 31, 2020.
(3) Upon termination without cause, Ms. Cunningham and Mr. Gibson will receive 0.75X of current base salary, 0.5X of the average of the two most recent cash bonuses, 12 months of COBRA premiums and immediate vesting of all restricted stock and options as severance.

(4) Upon a triggering event under the "double-trigger" change in control, Ms. Cunningham and Mr. Gibson will receive 1.0X of current base salary, 1.0X of the average of the two most recent cash bonuses, 12 months of COBRA premiums and immediate vesting of all restricted stock and options as severance.

(5) Restricted Stock is calculated based on the December 31, 2020 closing stock price of $7.80 per share.

Compensation of Executive Officers
2020 Summary Compensation Table
The following table sets forth summary compensation information for our NEOs for the years indicated:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Christopher G. Hutter	2020	$4,970	—	$791,000	—	—	—	$795,970
Interim President & CEO

Sally M. Cunningham	2020	$266,750	$35,000	$142,500	$229,239	$78,000	$8,345	$759,834
SVP & CFO

J. Greg Gibson	2020	$262,500	$20,000	$159,600	$155,940	$100,203	$19,071	$717,314
President, Synalloy Chemicals	2019	$272,000	—	$155,040	—	$124,092	$19,900	$571,032
	2018	$272,000	—	$117,000	—	$135,689	$19,500	$544,189

Craig C. Bram	2020	$481,771	$329,250	$420,750	$324,875	—	$1,027,015	$2,583,661
President & CEO (former)	2019	$495,000	—	$420,750	—	$176,700	$11,200	$1,103,650
	2018	$495,000	—	$292,500	—	$568,012	$10,800	$1,366,312

Dennis M. Loughran	2020	$158,294	$50,000	$216,613	$240,408	—	$11,400	$676,715
SVP & CFO (former)	2019	$322,500	—	$209,625	—	$81,238	$11,200	$624,563
	2018	$322,500	—	$138,825	—	$264,450	$10,800	$736,575

(1) Mr. Bram retired November 9, 2020.
(2) Mr. Hutter was named Interim President and CEO on November 10, 2020.
(3) Mr. Loughran resigned as SVP & CFO on June 30, 2020. Mr. Loughran's unvested Stock Awards and Stock Options were forfeited in connection with his termination of employment
(4) Ms. Cunningham was appointed SVP & CFO effective July 1, 2020. Her 2020 compensation includes the entire calendar year.
(5) Salary - On May 5, 2020, certain executives accepted a voluntary, temporary decrease in salary associated with the COVID-19 pandemic. Mr. Bram's temporary salary decrease was 25%. Mr. Loughran, Mr. Gibson and Ms. Cunningham's temporary decrease was 15% each. The executives resumed full base salary effective October 3, 2020.

(6) Bonus - The Committee awarded Mssrs. Bram, Loughran and Gibson and Ms. Cunningham were awarded a retention bonus related to their efforts with the proxy contest. Additionally, Mr. Bram received cash in lieu of stock for a portion of his long-term incentive. See the CD&A for further discussion.

(7) All Other Compensation - The amounts shown in this column represent the Company's contributions pursuant to the 401(k)/ESOP Plan for the named executives. Mr. Bram's amount also includes severance associated with his retirement effective November 9, 2020. Mr. Gibson's amount also includes a monthly car allowance.

CEO Pay Ratio - For 2020, the annual total compensation for the median employee identified during 2020 was $53,538; Mr. Hutter's 2020 annual total annualized compensation was $826,568 and the ratio of these two amounts was 1:15.44.
The median employee was identified utilizing 2020 total cash compensation consisting of earnings, bonuses, and allowances for employees as of December 31, 2020. This pay ratio is a reasonable estimate calculated in a manner consistent with the SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Christopher G. Hutter
	10/26/2020							50,000 (4)			$282,500
	10/26/2020							90,000 (5)			$62,000
Craig C. Bram
	02/05/2020	$94,669	$420,750	$525,938
	02/05/2020				$105,188	$210,375	$315,563	16,188			$420,750
	02/05/2020								25,000	$12.995	$324,875
Dennis M. Loughran
	02/05/2020	$48,738	$216,613	$270,766
	02/05/2020				$54,072	$108,144	$162,216	8,321			$216,613
	02/05/2020								18,500	$12.995	$240,408
Sally M. Cunningham
	02/05/2020	$32,063	$142,500	$178,125
	02/05/2020				$68,000	$136,000	$204,000	5,482			$142,500
	02/05/2020								12,000	$12.995	$155,940
	06/30/2020								10,200	$7.330	$73,299
J. Greg Gibson
	02/05/2020	$35,910	$159,600	$199,500
	02/05/2020				$39,900	$79,800	$119,700	6,140			$159,600
	02/05/2020								12,000	$12.995	$155,940
(1) These awards were made pursuant to our 2020 Incentive Plan and were earned upon the achievement of certain performance goals established by the Committee for the fiscal year ended December 31, 2020. For a discussion of these performance goals, see our CD&A section included in this proxy statement. The Committee targeted a payout equal to 85% of base salary for Mr. Bram, 65% of base salary for Mr. Loughran, and 57% of base salary for Ms. Cunningham and Mr. Gibson, which would be achieved if 100% of the Performance Metric goal and 80% of the strategic goals were met. Consequently, the target amounts in this column assume that Mr. Bram earned 85%, Mr. Loughran earned 65%, and Mr. Gibson and Ms. Cunningham earned 57% of the maximum potential awards that they could have earned using these annual incentive opportunities. The threshold amounts assume that the NEOs earned the minimum cash incentive awards required to trigger any level of payout. If Company performance fell below performance goals required to earn the threshold amount, they would not have been entitled to any non-equity incentive plan awards. Ms. Cunningham 55% of Target and Mr. Gibson earned 63% of Target of these non-equity incentive plan awards based on our performance during 2020. These annual incentive amounts are also included under “Non-Equity Incentive Compensation” in the Summary Compensation Table.

(2) These amounts represent grants of performance-vesting restricted stock made pursuant to our 2020 Incentive Plan. These restricted shares will be earned over the performance cycle ending December 31, 2022. For a discussion of the other material terms of these awards, see our CD&A section. The Committee targeted payout of restricted shares equivalent to 42.5% of base salary for Mr. Bram, 32.5% of base salary for Mr. Loughran and 28.5% of base salary for Ms. Cunningham and Mr. Gibson.

(3) These amounts represent grants of time based restricted shares made under the 2020 Incentive Plan. For a discussion of the material terms of these awards, see our CD&A section.
(4) These awards are time-vesting, with two-thirds of the award vesting on October 26, 2021 and the remaining one-third vesting on April 26, 2022.
(5) These performance stock units or “PSUs” that will vest provided the 30-day volume weighted average price (VWAP) of a share of Company stock equals a specified target level. Fifty thousand (50,000) PSUs will vest if the 30-day VWAP per share equals eight dollars ($8.00) or more on or before October 26, 2023 (Tranche I), and the remaining forty thousand (40,000) will vest if the VWAP per share equals eleven dollars ($11.00) or more on or before October 26, 2023 (Tranche II). The 50,000 Tranche I PSUs vested on January 29, 2021 and will be settled in stock following the 2021 Annual Meeting of Shareholders provided shareholders approve Proposal 3 to increase the number of shares of Company stock reserved for issuance under the 2015 Stock Awards Plan.

Outstanding Equity Awards at Fiscal Year End 2020
The following table sets forth information about stock options and restricted stock awards outstanding at the end of 2020 for each of our NEOs. No other stock awards were outstanding at December 31, 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)/ Exercisable (1)	Number of Securities Underlying Unexercised Options (#)/ Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Christopher G. Hutter	—	—	—	—	140,000	$1,092,000	—	—

Sally M. Cunningham	—	12,000	$12.995	2/5/2030	10,575	$82,485	12,176	$94,973
	—	10,000	$7.330	6/30/2030

J. Greg Gibson	—	12,000	$12.995	2/5/2030	13,074	$101,977	15,764	$122,959
	2,092	—	$16.010	2/10/2025
	3,398	—	$14.760	2/20/2024
(1) Includes stock options granted on February 5, 2020 and June 30, 2020, all of which vest in 33% increments annually, beginning one year after date of grant. Additionally, includes stock options granted February 20, 2014 and February 10, 2015, all of which vest in 20% increments annually, beginning one year after date of grant.

(2) For Mr. Hutter, this includes restricted stock awards granted on November 10, 2020 which vest 66% after 12 months and 33% after 18 months, as well as variable weight average performance shares that vest when the 30-day weighted average of the Company stock reaches $8.00 and $11.00.

For Ms Cunningham and Mr. Gibson, this includes restricted stock awards granted on February 19, 2016 and vests in 20% increments annually, beginning one year after date of grant. It also includes grants on February 7, 2018, February 6, 2019 and February 5, 2020 which vest in 33.3% increments annually, beginning one year after date of grant. Stock awards are subject to the recipients continuing to be employed by the Company and other conditions described under "Equity Plans - Stock Awards Plan."

(3) These represent the performance based restricted shares granted in 2018, 2019 and 2020 the earn out of which is based on achievement of a three-year Performance Metric target. Shares will be earned, if at all, for the period ending December 31, 2020, December 31, 2021 and December 31, 2022. In accordance with SEC rules, the number of shares included in this table is based on a threshold level of payout.

(4) Based on the December 31, 2020 closing stock price of $7.80 per share.

2020 Option Exercises and Stock Vested
The following table sets forth information about options exercised and restricted stock awards that vested in 2020.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
(a)	(b)	(c)	(d)	(e)
Craig C. Bram	—	—	53,317	$434,236
Dennis M. Loughran	—	—	9,690	$122,985
Sally M. Cunningham	—	—	4,726	$60,181
J. Greg Gibson	—	—	7,559	$95,863
(1) Based on the market value of the shares on the exercise or vesting date.

PROPOSAL 2 - ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our Board is committed to a compensation philosophy and program that promotes our ability to attract, retain and motivate individuals who can achieve superior financial results. As part of that commitment, and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and Section 14A of the Securities Exchange Act of 1934, shareholders are being asked to approve, in an advisory non-binding resolution, the compensation of our NEOs as disclosed in this Proxy Statement. This proposal is our "say-on-pay" proposal. It gives you the opportunity to let us know how you view the overall compensation of our NEOs, and the policies and practices described in this Proxy Statement. It is not intended to address any specific item of compensation. In considering how to vote on this proposal, we encourage you to review all the relevant information in this Proxy Statement - our CD&A (including its executive summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program. Your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of the NEOs.
Because your vote is advisory, it is non-binding on our Board; however, our Board will take into account the outcome of the vote on the say-on-pay proposal when considering future compensation arrangements. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under "Corporate Governance - Shareholder Communications with Directors."
Accordingly, in compliance with the Dodd-Frank Act, we ask you to approve the following resolution:
"RESOLVED, that the shareholders of Synalloy Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in the Company’s 2020 Proxy Statement."
Vote Required
A majority of the votes cast at the Annual Meeting of Shareholders must vote "FOR" Proposal 2 to approve the advisory vote on the compensation of our named executive officers. The enclosed form of proxy provides a means for you to vote "For," "Against" or to "Abstain" on this proposal. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.
Board Recommendation
OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 - PROPOSAL TO APPROVE THE INCREASE IN SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THE COMPANY'S 2015 STOCK AWARDS PLAN
The Company’s 2015 Stock Awards Plan (2015 Stock Plan or Plan), was adopted by the Board of Directors effective as of February 10, 2015, and was approved by shareholders at the 2015 Annual Meeting of Shareholders. An amendment and restatement of the Plan was adopted and approved by shareholders at the 2018 Annual Meeting of Shareholders. The Plan is intended to provide key executive employees of the Company and its subsidiaries with the opportunity to participate in the Company’s future prosperity and growth by awarding them shares of the Company’s Common Stock. The Plan has a ten (10) year term and will terminate On February 10, 2025.
The Company’s shareholders have approved the issuance of up to 500,000 shares of Common Stock for awards under the 2015 Stock Plan. At March 1, 2021, there were no shares available for future grants under the Plan. In February 2021, the Board of Directors approved an amendment to the 2015 Stock Plan to increase the maximum number of shares of Common Stock reserved for issuance under the 2015 Stock Plan by an additional 1,000,000 shares, which would result in a total authorization of 1,500,000 shares under the 2015 Stock Plan, as amended. The amendment is subject to approval by the Company's shareholders. If approved, 918,002 shares will be available for future grants of awards. A copy of the Amended and Restated 2015 Stock Awards Plan is included with this Proxy Statement as Appendix A and incorporated herein by reference.
In determining the number of shares to include in the Amended 2015 Stock Awards Plan, the Compensation & Long-Term Incentive Committee, in consultation with Pearl Meyer, the Committee’s independent executive compensation consultant, considered anticipated equity usage over the next three to five years. The Compensation & Long-Term Incentive Committee also considered annual equity burn rate and total equity overhang as compared to Synalloy’s compensation peer group. Synalloy’s three-year average burn rate was below the peer group median, and the requested share authorization will position Synalloy’s total equity overhang between the median and 75th percentile of the peer group. The Committee believes the requested share authorization will be sufficient to provide competitive equity grants to eligible employees over the next few years and will not be perceived by most shareholders as overly dilutive.
The following is a summary of the 2015 Stock Plan as amended and is qualified in its entirety by reference to the Plan. This summary does not create any rights separate from the Plan.
The purpose of the 2015 Stock Plan is to further the long-term stability and financial success of the Company by attracting and retaining senior management and key employees through the use of stock incentives. The Company believes that ownership of its Common Stock will stimulate the efforts of those persons upon whose judgment, interest and efforts the Company is and will be largely dependent for the successful conduct of its business and will further the identification of those persons' interests with the interest of the Company's shareholders. The 2015 Stock Plan is administered by the Compensation & Long-Term Incentive Committee of the Board of Directors.
The Compensation & Long-Term Incentive Committee sets the vesting schedule for individual awards under the 2015 Stock Plan, generally in 33% increments, beginning one year after the grant date. A Plan participant must remain employed with the Company or a subsidiary until the award vesting dates to become entitled to shares of Company stock granted pursuant to the award unless the participant’s termination of employment with the Company is due to retirement on or after age 62, death or disability, in which event the participant shall become 100% vested. Any portion of a stock award that has not vested prior to the termination of an eligible employee's employment with the Company shall be automatically forfeited and cancelled. Vesting of awards will also accelerate to 100% in the event of a change in control. For this purpose, a change in control will occur upon either (i) the acquisition of more than fifty percent (50%) of the outstanding voting securities of the Company or a subsidiary in which the participant is employed (calculated on a fully diluted basis) by any person during any consecutive 12-month period of time; or (ii) the sale of more than fifty percent (50%) in value of the assets of the Company over any consecutive 12-month period of time. In the event of a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or other event affecting shares of the Company, the number of shares subject to unvested stock awards and the number of shares reserved for issuance under the 2015 Stock Plan will be equitably adjusted by the Committee to reflect the change.
The 2015 Stock Plan may be amended or terminated by the Board of Directors at any time. However, to the extent shareholder approval is required by applicable law or applicable requirements of any securities exchange or quotation system on which the Company's Common Stock is listed or quoted, no such action by the Board will be effective unless approved by a majority of the outstanding shares of the Company.

The following table sets forth aggregated information as of March 22, 2021 about all of the Company's equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1) (c)
Equity compensation plans approved by security holders	179,531	$12.74	—
Equity compensation plans not approved by security holders	—	—	—
Total	179,531	12.74	—
Vote Required
A majority of the votes cast at the Annual Meeting of Shareholders must vote "FOR" Proposal 4 to approve the increase in shares of common stock issuable under the Company's 2015 Stock Plan. The enclosed form of proxy provides a means for you to vote "For," "Against" or to "Abstain" on this proposal. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE INCREASE IN SHARES OF COMMON STOCK ISSUABLE UNDER THE COMPANY'S AMENDED AND RESTATED 2015 STOCK AWARDS PLAN.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2020. The Audit Committee has discussed with the Company’s independent auditors, KPMG LLP, the matters required to be discussed by the standards of the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP, its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

The Audit Committee
Jeffrey Kaczka, Chair
Susan S. Gayner
John P. Schauerman

Fees Paid to Independent Registered Public Accounting Firm
The following table sets forth the aggregate fees billed by KPMG LLP for audit services rendered in connection with the consolidated financial statements and reports for the fiscal years ended December 31, 2020 (referred to as "Fiscal 2020") and December 31, 2019 ("referred to as "Fiscal 2019") and for other services rendered during fiscal years 2020 and 2019, on behalf of the Company and its subsidiaries, which have been billed or will be billed to the Company.

Fee Category	Fiscal 2020	% of Total	Fiscal 2019	% of Total
Audit Fees	$1,223,546	99.4%	$1,636,379	99.4%

Audit Related Fees	$7,000	0.6%	$9,200	0.6%

Tax Fees	—	—%	—	—%

All Other Fees(1)	—	—%	—	—%

Total Fees	$1,230,546	100.0%	$1,645,579	100.0%
Audit Fees: Audit fees include fees and out-of-pocket expenses billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by the Company’s independent auditor in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation. Audit Fees also include fees for the audit of the Company’s internal controls related to Sarbanes-Oxley Section 404 compliance based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
Audit Related Fees: In Fiscal 2020 and Fiscal 2019, audit related fees include costs associated with environmental compliance.
Tax Fees: The Company did not incur tax fees from KPMG LLP in 2020 or 2019.
In making its decision to appoint KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, the Audit Committee considered whether services other than audit and audit-related services provided by that firm are compatible with maintaining the independence of KPMG LLP.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) provided by the independent registered public accounting firm, subject to limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit. The committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full committee at its next scheduled meeting. During Fiscal 2020, all audit and permitted non-audit services were pre-approved by the Audit Committee.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee conducted a competitive process to determine the Company’s independent registered public accounting firm for the year ending December 31, 2021 and the related interim periods. The Audit Committee invited several independent registered public accounting firms to participate in this process, including KPMG LLP, which audited the Company’s consolidated financial statements for the years ended December 31, 2020 and 2019. Following the competitive process, on March 12, 2021, the Audit Committee dismissed KPMG LLP as the Company’s independent registered public accounting firm. On March 12, 2021, the Audit Committee selected BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the year ended December 31, 2021 and the related interim periods. BDO completed its standard client acceptance procedures on March 17, 2021.
KPMG LLP’s reports on the Company’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:
a.“As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for leases effective January 1, 2019, due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 842, Leases.”

During the Company’s two fiscal years ended December 31, 2020 and 2019, and the subsequent interim period through March 12, 2021, there were no: (1) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the Company and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures that, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events, except that KPMG LLP concurred with the Company’s assessment of a material weakness related to the Company’s control environment.
In its Management’s Report on Internal Control Over Financial Reporting as set forth in item 4 “Controls and Procedures” of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, the Company reported a material weakness over internal controls, which constitutes a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K). The Audit Committee discussed the subject matter of the reportable events with KPMG LLP. Subsequently, the Audit Committee and management developed a remediation plan detailed in its Management’s Report on Internal Control Over Financial Reporting as set forth in item 4 “Controls and Procedures” of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. The Company has authorized KPMG LLP to respond fully to BDO’s inquiries concerning the subject matter of such reportable event.
During the years ended December 31, 2020 and 2019, and the subsequent interim period through March 12, 2021, neither the Company nor anyone on the Company’s behalf consulted BDO regarding any of the matters referred to in Item 304(a)(2)(i) or (ii) of Regulation S-K.
PROPOSAL 4 - RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITOR
Although Delaware law and SEC rules do not require shareholder ratification to proceed with the appointment, our Audit Committee and our Board are requesting that our shareholders ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2021. Our Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the appointment, our Audit Committee may investigate the reasons for shareholder rejection and may consider whether to retain BDO USA, LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders or the Company. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting with an opportunity to make a statement, if they so desire, and to respond to appropriate questions with respect to that firm’s audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2020.
Vote Required
A majority of the votes cast at the Annual Meeting of Shareholders must vote "FOR" Proposal 4 to ratify our Audit Committee’s appointment of BDO USA, LLP as our independent auditor for the fiscal year ended December 31, 2021. The enclosed form of proxy provides a means for you to vote "For," "Against" or to "Abstain" on this proposal. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.
Board Recommendation
OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL YEAR 2021.

SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS
Any shareholder proposal to be included in the proxy materials for the 2022 Annual Meeting of Shareholders must be submitted in accordance with applicable regulations of the SEC and received by the Company at its principal executive offices, 4510 Cox Road, Suite 201, Richmond, VA 23060, no later than December 1, 2021. In order for a shareholder to bring any business or nominations before the 2021 Annual Meeting of Shareholders, certain conditions set forth in the Company’s Bylaws must be complied with, including but not limited to, the delivery of a notice to the Corporate Secretary of the Company not less than 30 nor more than 60 days in advance of the 2022 Annual Meeting which is tentatively scheduled on May 19, 2022. With respect to any shareholder proposal not received by the Company by February 18, 2022, the designated proxy agents will vote on the proposal in their discretion.
REFERENCES TO OUR WEBSITE ADDRESS
References to our website address throughout this Proxy Statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the SEC’s rules or the Nasdaq Rules. These references are not intended to, and do not, incorporate the contents of our website by reference into this Proxy Statement or the accompanying materials.
INCORPORATION BY REFERENCE
The "Audit Committee Report" is not deemed to be filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such information by reference.
OTHER MATTERS TO COME BEFORE THE MEETING
The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters do properly come before the meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Robert A Peay, Corporate Secretary

SYNALLOY CORPORATION
4510 COX ROAD, SUITE 201
RICHMOND, VA 23060

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date or the plan cut-off date for the 401(k)/ESOP Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SYNL2021

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date or the plan cut-off date for the 401(k)/ESOP Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. Election of Directors

The Board of Directors recommends you vote FOR the following: 1. Election of Directors	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ____________________________________
Nominees
01) Henry L. Guy 02) Christopher G. Hutter 03) Benjamin Rosenzweig 04) John P. Schauerman

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
2. Advisory vote on the compensation of our named executive officers.	For ☐	Against ☐	Abstain ☐
3. Approval of an increase in the number of shares of Company stock reserved for issuance under the Company's 2015 Stock Plan.	For ☐	Against ☐	Abstain ☐
4. The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021.	For ☐	Against ☐	Abstain ☐

NOTE: And in the discretion of such proxy agents, upon such other business as may properly come before the meeting or any adjournment thereof, and matters incidental to the conduct of the meeting.

If you request cumulative voting, the proxy agents will vote this proxy cumulatively for some or all of the nominees in such manner as may be determined at the time by such proxy agents. Check this box to request cumulative voting. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

____________________________________________________	_______________	____________________________________________________	_______________
Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

SYNALLOY CORPORATION
Annual Meeting of Shareholders
May 19, 2021 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Sally M. Cunningham and Robert A. Peay or either of them, each with power of substitution, as lawful proxy, to vote all the shares of Common Stock of Synalloy Corporation which the undersigned would be entitled to vote if personally present at the Annual Shareholders' Meeting of Synalloy Corporation to be held as a virtual meeting at www.virtualshareholdermeeting.com/SYNL2021, on Wednesday, May 19, 2020 at 9:00 a.m. Eastern Time, and at any adjournment thereof, upon such business as may properly come before the meeting.

The proxies will vote on the items set forth in the Notice of Annual Meeting and Proxy Statement (receipt of which is hereby acknowledged) as specified on this card and are authorized to vote in their discretion when a vote is not specified. If no specification is made, it is the intention of said proxies to vote the shares represented by the proxy in favor of the proposal.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of all the director nominees in Proposal 1; FOR Proposal 2 - approval, on an advisory basis, of the compensation of our named executive officers; FOR Proposal 3 – approval of an increase in the number of shares of the Company stock reserved for issuance under the Company's 2015 Stock Plan; and FOR Proposal 4 - the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021.

Cumulative ____________________________________________________________________________________________________________________________
(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Continued and to be signed on reverse side